FREE WRITING PROSPECTUS

(Supplementing the Prospectus Supplement filed on June 5, 2014)

Filed pursuant to Rule 433

Registration Statement No. 333-184193

DEUTSCHE BANK AKTIENGESELLSCHAFT

We filed a prospectus supplement with the Securities and Exchange Commission (the “SEC”) on June 5, 2014 relating to rights and ordinary shares. Since that filing, the following update relating to the information set forth in the section “Recent Developments—Recent Developments” beginning on page S-24 of the prospectus supplement has occurred: In early June 2014, with effect for accounting purposes in May 2014, we decided to replace current external debt financing of Maher Terminals, which we hold in our Non-Core Operations Unit (NCOU), with financing from within our Group, beginning in July of 2014. In line with the hedge accounting rules of IAS 39, this decision triggered the transfer of the € 314 million of accumulated mark-to-market loss on a swap transaction relating to that debt financing from other comprehensive income to the profit and loss statement in May 2014.

Accordingly, on page S-24 of the prospectus supplement, at the end of the second paragraph, the last two sentences with the wording “Loss before income taxes in our Non-Core Operations Unit (NCOU) declined in April and May 2014 as compared to the same period in 2013. Lower revenues and an improved cost base reflect the effects from our de-risking strategy.” should be deleted and replaced by the following new sentences:

“Loss before income taxes in our Non-Core Operations Unit (NCOU) increased in the two-month period ended May 31, 2014 as compared to the same period in 2013. Lower revenues and an improved cost base that reflect the effects from our derisking strategy were more than offset by a one-time event. In early June 2014, with effect for accounting purposes in May 2014, we decided to replace current external debt financing of Maher Terminals, which we hold in the NCOU, with financing from within our Group, beginning in July of 2014. In line with the hedge accounting rules of IAS 39, this decision triggered the transfer of the € 314 million of accumulated mark-to-market loss on a swap transaction relating to that debt financing from other comprehensive income to the profit and loss statement in May 2014.”

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the supplement to that prospectus we filed with the SEC on June 5, 2014 and other documents we have filed with the SEC for more complete information about Deutsche Bank and the rights offering. You may get these documents free of charge by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, we, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling us at +49 69 910-35395.